KENT FUNDS
Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountants

On August 6, 2001, KPMG LLP ("KPMG") resigned as registrant's independent auditors for the period ended July 31, 2001. The resignation was based on KPMG's determination that as of April 4, 2001, it was no longer "independent" of the registrant pursuant to their professional independence standards. KPMG's reports on registrant's financial statements for the fiscal years ended December 31, 2000 and December 31, 1999 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During registrant's fiscal years ended December 31, 2000 and December 31,
1999 and during the interim period commencing January 1, 2001 and ended August 6, 2001, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On August 24, 2001, registrant by action of its Board of Trustees engaged Arthur Andersen LLP ("AA") as the independent auditors to audit registrant's financial statements for the period ended July 31, 2001.
During registrant's fiscal years ended December 31, 2000 and December 31, 1999 and the interim period commencing
January 1, 2001 and ending August 6, 2001, neither registrant nor anyone on its behalf consulted AA on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange
Commission is filed as an exhibit hereto.